                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant                           /X/
Filed by Party other than the Registrant      / /

Check the appropriate box:

   / /     Preliminary Proxy Statement
   / /     Confidential, for Use of the Commission Only(as permitted by Rule 14-6(e)(2)
   /X/     Definitive Proxy Statement
   / /     Definitive Additional Materials
   / /     Soliciting Material Pursuant to Sec. 240.14a-11(c) or 240.14a-12

                             BEAZER HOMES USA, INC.

Payment of Filing Fee (Check the appropriate box):

   /X/     No fee required.
   / /     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
   1)      Title of each class of securities to which transaction applies:
   2)      Aggregate number of securities to which transaction applies:
   3)      Per unit price or other underlying value of transaction computed pursuant to
           Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
   4)      Proposed maximum aggregate value of transaction:
   5)      Total fee paid:
  [   ]    Fee paid previously with preliminary materials
  [   ]    Check box if any part of the fee is offset as provided by Exchange Act Rule
           0-11(a)(2) and identify the filing by registration for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
   1)      Amount Previously Paid:
   2)      Form, Schedule or Registration Statement No.:
   3)      Filing Party:
   4)      Date Filed:

                                     [LOGO]

                                      ***

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO THE SHAREHOLDERS OF BEAZER HOMES USA, INC.:

    Notice is hereby given that the Annual Meeting of Shareholders of Beazer Homes USA, Inc. (the "Company") will be held at 9:00 a.m. on Thursday, February 4, 1999 at The Westin North Atlanta at Perimeter, 7 Concourse Parkway, Atlanta, Georgia 30328 for the following purposes:

    1)  to elect seven members to the Board of Directors;

    2) to consider and act upon a proposal to approve the Company's 1999 Value Created Incentive Plan; and

    3) to transact such other business as may properly come before the meeting or any adjournment thereof.

    The Board of Directors has fixed the close of business on December 7, 1998 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting. A copy of the Company's Proxy Statement and Annual Report to Shareholders is being mailed to you together with this notice.

    We encourage you to take part in the affairs of your Company either in person or by executing and returning the enclosed proxy.

                                          By Order of the Board of Directors,

                                          /s/ Brian C. Beazer

                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 23, 1998

    YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THIS MEETING, PLEASE PROMPTLY MARK, DATE, SIGN AND MAIL THE ENCLOSED PROXY. A RETURN ENVELOPE WHICH REQURES NO ADDITIONAL POSTAGE IF MAILED IN THE UNITED STATES, IS ENCLOSED FOR THAT PURPOSE.

TABLE OF CONTENTS:

                                                                                                                PAGE
                                                                                                                -----
Purpose....................................................................................................           1
Voting Instructions........................................................................................           1
Expenses of Solicitation...................................................................................           2
Principal Stockholder Listing..............................................................................           2
Matters to be Voted Upon
    Election of Directors..................................................................................           3
    Value Created Incentive Plan...........................................................................           7
Beneficial Ownership of Common Stock.......................................................................          10
Beneficial Ownership Reporting Compliance..................................................................          11
Report of the Compensation Committee.......................................................................          11
Summary Compensation Table.................................................................................          15
Stock Options
    Current Year Option Grants.............................................................................          16
    Aggregated Option Exercises in 1998 and Value at End of Year...........................................          16
Employment Agreements......................................................................................          17
Supplemental Employment Agreements.........................................................................          17
Comparative Stock Performance Graph........................................................................          19
Independent Auditors.......................................................................................          20

                             BEAZER HOMES USA, INC.
                          5775 PEACHTREE DUNWOODY ROAD

                                   SUITE 200

                             Atlanta, Georgia 30342

--------------------------------------------------------------------------------

                                PROXY STATEMENT
--------------------------------------------------------------------------------

    This Proxy Statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Beazer Homes USA, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Shareholders of the Company to be held on February 4, 1999 and at any adjournment thereof (the "Annual Meeting"). Shareholders of record at the close of business on December 7, 1998 are entitled to notice of and to vote at the Annual Meeting. Each share so held entitles the holder thereof to one vote with respect to each matter to be voted upon. On December 7, 1998, the Company had outstanding 6,267,423 shares of Common Stock. The Common Stock is the Company's only outstanding class of voting securities. This Proxy Statement and the enclosed form of proxy are being mailed to shareholders, together with the Company's Annual Report (which includes audited consolidated financial statements for the Company's fiscal year ended September 30, 1998), commencing on or about December 23, 1998.

VOTING INSTRUCTIONS

    GENERAL--Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the signed proxy will be voted

    (i) for the election of the seven nominees for the Board of Directors named in this Proxy Statement;

    (ii) for the approval of the 1999 Value Created Incentive Plan; and

   (iii) in accordance with the judgment of the persons named in the proxy as to such others matters as may properly come before the Annual Meeting.

    SIGNATURE REQUIREMENTS--If stock is registered in the name of more than one person, each such person should sign the proxy. If the stockholder is a corporation, the proxy should be signed in the corporation's name by a duly authorized officer. If a proxy is signed as an attorney, trustee, guardian, executor, administrator or a person in any other representative capacity, the signer's full title should be given.

    AUTHORITY WITHHELD OR NON VOTES--Shares represented by proxies as to which the authority to vote has been withheld with respect to some or all matters being acted upon will be deemed present and entitled to vote for purposes of determining the existence of a quorum and calculating the votes cast, but will be deemed not to have been voted in favor of the proposals or other matters with respect to which the proxy authority has been withheld. Broker non-votes are included in the determination of the number of shares present and voting for the purpose of determining whether a quorum is present. In determining whether a proposal has been approved, broker non-votes and abstentions are not counted for or against a proposal or as votes present and voting on a proposal.

    REVOCATION--A shareholder giving the enclosed proxy may revoke it at any time before the vote is cast at the Annual Meeting by executing and returning to the Company either a written revocation or a proxy bearing a later date, in either case received by the Secretary of the Company (David S. Weiss) or Transfer Agent (First Chicago Trust Company of New York) prior to the Annual Meeting. Any shareholder who attends the Annual Meeting in person will not be deemed thereby to have revoked his or her proxy unless such shareholder affirmatively indicates at the Annual Meeting his or her intention to vote the shares represented by such proxy in person.

EXPENSES OF SOLICITATION

    Expenses incurred in connection with the solicitation of proxies will be paid by the Company. Proxies are being solicited primarily by mail but, in addition, officers and other employees of the Company may solicit proxies by telephone, in person or by other means of communication but will receive no extra compensation for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries.

PRINCIPAL STOCKHOLDERS

    The following table sets forth information as of December 7, 1998 with respect to the beneficial ownership of the Company's Common Stock by all persons known by us to beneficially own more than 5% of our Common Stock. In order to provide the most timely information available regarding principal stockholders, we included ownership information as provided in the most recently available (September 30, 1998) Form 13F filed by each respective holder, unless otherwise indicated.

                                                                                         AMOUNT AND
                                                                                          NATURE OF
                                 NAME AND ADDRESS                                        BENEFICIAL         PERCENT
                                OF BENEFICIAL OWNER                                       OWNERSHIP        OF CLASS
-----------------------------------------------------------------------------------  -------------------  -----------
Fidelity Management & Research Company
  82 Devonshire Street
  Boston, Massachusetts 02109                                                               781,900(1)         12.48%
Neuberger & Berman, LLC
  605 Third Avenue
  New York, New York 10158-3698                                                             719,598(2)         11.48%
Dimensional Fund Advisors, Inc.
  1299 Ocean Avenue, 11(th) floor
  Santa Monica, California 90401                                                            493,500(3)          7.87%
Soundshore Holdings LTD
  29 Richmond Road
  Pembroke HM11
  Bermuda, D0                                                                               463,678(4)          7.13%

(1) Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (April 13, 1998), however, Fidelity Management & Research Company had sole voting power on 0.01% and sole dispositive power on 100% of its then beneficially owned shares (682,400 shares).

(2) Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (February 12, 1998), however, Neuberger & Berman, LLC had sole voting power on 52.6% and shared dispositive power on 100% of its then beneficially owned shares (641,100 shares).

(3) Detailed information regarding voting and dispositive power is not included on Form 13F. As of its most recent Schedule 13G filing (February 10, 1998), however, Dimensional Fund Advisors, Inc. had sole voting power on 63.7% and sole dispositive power on 100% of its then beneficially owned shares (495,000 shares).

(4) Soundshore Holdings LTD ("Soundshore") has filed with the SEC a Schedule 13G dated November 24, 1998 reporting that Soundshore may be deemed to beneficially own 463,678 shares of the Company's Common Stock after giving effect to the conversion of the shares of Series A Cumulative Convertible Exchangeable Preferred Stock held by it. Soundshore reported that it has sole voting and dispositive power with respect to 463,678 shares.

                          MATTERS BEING SUBMITTED TO A
                            VOTE OF THE SHAREHOLDERS

GENERAL

    Our by-laws provide that the affirmative vote of a majority (plurality for election of directors) of the shares of the Company's voting stock present or represented by proxies is required to approve any matter presented for shareholder approval. Please refer to page one of this Proxy Statement for voting instructions.

    Following is a discussion of the matters to be presented for shareholder approval at the Annual Meeting.

1.  ELECTION OF DIRECTORS

GENERAL

    The proposal for you to vote upon is the election of each of the nominees listed below as a director for the ensuing year or until their respective successors are elected and have qualified. Each of the following nominees is presently serving as a director of the Company. In the event any nominee should not be available as a candidate for director, votes will be cast pursuant to authority granted by the enclosed proxy for such other candidate or candidates as may be nominated by management. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

RECOMMENDATION

    WE RECOMMEND THAT YOU VOTE YOUR SHARES TO ELECT THE FOLLOWING NOMINEES. PLEASE SEE THE VOTING INSTRUCTIONS ON PAGE 1 OF THIS PROXY STATEMENT FOR INSTRUCTIONS ON HOW TO CAST YOUR VOTE.

NOMINEES

    The information appearing below with respect to each nominee has been furnished to the Company by the nominee.

BRIAN C. BEAZER, 63, is the Non-Executive Chairman of the Company's Board of Directors and has served as a Director of the Company since its inception in November 1993. Mr. Beazer began work in the construction industry in the late 1950's. He served as Chief Executive Officer of Beazer PLC, a company organized under the laws of the United Kingdom, or its predecessors, from 1968 to 1991, and Chairman of that company from 1983 to the date of its acquisition by an indirect, wholly-owned subsidiary of Hanson PLC (effective December 1, 1991). During that time, Beazer PLC expanded its activities to include homebuilding, quarrying, contracting and real-estate, and became an international group with annual revenue of approximately $3.4 billion, employing 28,000 people at December 1991. Mr. Beazer was educated at Cathedral School, Wells, Somerset, England. Mr. Beazer is also a Director of Beazer Japan, Ltd., Seal Mint, Ltd., Jade Holdings Pte. Ltd., Jade Technologies Singapore Pte. Ltd., FSM Europe B.V., United Pacific Industries Limited and U.S. Industries, Inc., and is a private investor.

THOMAS B. HOWARD, JR., 70, was appointed a Director of the Company on November 2, 1995. Mr. Howard held various positions with Gifford-Hill & Company, a construction and aggregates company, from 1969 to 1986 and served as its Chairman and Chief Executive Officer from 1986 to 1989. Gifford-Hill & Company was acquired by Beazer PLC in 1989 and Mr. Howard served as Chairman and Chief Executive Officer of the successor company until 1992. During the period from 1957 to 1969, Mr. Howard held various positions with Vulcan Materials Company. Mr. Howard holds a degree in Industrial Engineering from Georgia Institute of Technology. Mr. Howard currently serves as a Director of Lennox International, Inc. and on the Board of Trustees of the Methodist Hospitals Foundation. Mr. Howard also previously served as a Director of the Dallas Chamber of Commerce and as a member of the Dallas Citizens Council.

IAN J. MCCARTHY, 45, is the President and Chief Executive Officer of the Company. Mr. McCarthy has served as President of predecessors of the Company since January 1991 responsible for all United States residential homebuilding operations in that capacity. During the period May 1981 to January 1991, Mr. McCarthy was employed in Hong Kong and Thailand as a Civil Engineer becoming a Director of Beazer Far East and from January 1980 to May 1981 was employed by Kier, Ltd., a company engaged in the United Kingdom construction industry which became an indirect, wholly-owned subsidiary of Beazer PLC. Mr. McCarthy is a chartered civil engineer with a Bachelor of Science degree from The City University, London. Mr. McCarthy currently serves as a Director of LADD Furniture, Inc.

GEORGE W. MEFFERD, 71, has served as a Director of the Company since the Company's initial public offering of common stock (the "IPO") in March 1994. Mr. Mefferd had previously been retired since 1986. During the period 1974 to 1986, Mr. Mefferd held various positions with Fluor Corporation, an engineering and construction company, including Senior Vice President--Finance, Treasurer, Group Vice President and Chief Financial Officer. Additionally, Mr. Mefferd served on Fluor Corporation's Executive Committee and Board of Directors. Mr. Mefferd earned a Bachelor of Science degree in Business Administration from the University of California, Los Angeles.

D. E. MUNDELL, 66, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Mundell has served as Chairman of ORIX USA Corporation, a financial services company, since January 1991. During the period from 1959 to 1990, Mr. Mundell held various positions within United States Leasing International, Inc., retiring as Chairman in 1990. Mr. Mundell attended the Royal Military College of Canada, McGill University and Harvard Business School. Mr. Mundell is also a Director of Varian Associates, Inc., Stockton Holdings LTD and ORIX USA Corporation.

LARRY T. SOLARI, 56, has served as a Director of the Company since the consummation of the IPO in March 1994. Mr. Solari is the Chairman and CEO of BSI Holdings, Inc., Carmel, California. Mr. Solari was the Chairman and CEO of Sequential, Inc. from 1996 to 1997. Mr. Solari was the President of the Building Materials Group of Domtar, Inc. from 1994 to 1996. Mr. Solari was the President of the Construction Products Group of Owens-Corning Fiberglass from 1986 to 1994. In that capacity he had been the Chief Operating Officer responsible for key company lines, such as building insulation and roofing materials. Mr. Solari held various other positions with Owens-Corning Fiberglass since 1966. Mr. Solari earned a Bachelor of Science degree in Industrial Management and a Master of Business Administration degree from San Jose State University. Mr. Solari is a Director of BSI Holdings, Inc., Pacific Coast Building Products, Inc. and Therma-Tru, Inc. and has been a Director of the Policy Advisory Board of the Harvard Joint Center for Housing Studies and an Advisory Board Member of the National Home Builders Association.

DAVID S. WEISS, 38, is the Executive Vice President and Chief Financial Officer of the Company. Mr. Weiss Served as the Assistant Corporate Controller of Hanson Industries, the United States arm of Hanson PLC, for the period from February 1993 to March 1994. Mr. Weiss was Manager of Financial Reporting for Colgate-Palmolive Company from November 1991 to February 1993 and was with the firm of Deloitte & Touche from 1982 to November 1991, at which time he served as a Senior Audit Manager. Mr. Weiss holds a Master of Business Administration degree from the Wharton School and undergraduate degrees in Accounting and English from the University of Pennsylvania. Mr. Weiss is a licensed Certified Public Accountant.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

    For Fiscal Year 1998 our Board of Directors had two committees--the Compensation Committee and the Audit Committee, and one subcommittee of the Compensation Committee--the Stock Option Committee (renamed the Stock Option and Incentive Committee in Fiscal Year 1999). We have no standing nominating committee. In Fiscal Year 1998 the Board of Directors had four meetings for which attendance at those meetings was 100%. Membership in the committees and subcommittee is as follows:

        Compensation                       Audit                      Stock Option
          Committee                      Committee                    Committee (I)
-----------------------------  -----------------------------  -----------------------------
       Brian C. Beazer             Thomas B. Howard, Jr.          Thomas B. Howard, Jr.
    Thomas B. Howard, Jr.            George W. Mefferd              George W. Mefferd
      George W. Mefferd                D.E. Mundell                   D.E. Mundell
        D.E. Mundell                  Larry T. Solari                Larry T. Solari
       Larry T. Solari

(I)  Renamed the Stock Option and Incentive Committee in Fiscal Year 1999

    - The Compensation Committee makes recommendations to the Board of Directors regarding remuneration of employees and officers of the Company and its subsidiaries from time to time as it deems appropriate. This committee met two times during Fiscal Year 1998 and each meeting was attended in full.

    - The Stock Option Committee (renamed the Stock Option and Incentive Committee in Fiscal Year 1999) has been appointed to administer the Company's 1994 Stock Incentive Plan as well as any other bonus or incentive compensation plans, including the current Value Created Incentive Plan (the "VCIP"). This committee will also administer the 1999 Value Created Incentive Plan (the "1999 VCIP") that is being submitted for shareholder approval. This committee met two times during Fiscal Year 1998 and these meetings were attended in full.

    - The Audit Committee reviews and makes recommendations to the Board of Directors with respect to designated financial and accounting matters. This committee met three times during Fiscal Year 1998 and each meeting was attended in full.

DIRECTOR COMPENSATION

    NON-EMPLOYEE DIRECTORS (EXCLUDING BRIAN C. BEAZER): The directors receive annual compensation of $22,500 for services to the Company as members of the Board of Directors and, in addition thereto, receive $1,000 for each meeting of the Board of Directors or any of its committees and an additional $500 for attending any second committee meeting held on the same day. Directors may elect to defer receipt of all or part of such compensation, which deferrals accrue interest payable by the Company. Mr. Mefferd elected to defer receipt of his Director's compensation for Fiscal Year 1998. Pursuant to the Company's Non-Employee Director Stock Option Plan, each director received a grant of 10,000 options to acquire Common Stock of the Company on the date of each director's initial election to the Board. In addition, during Fiscal Year 1998, the Board granted 3,000 stock options to each non-employee Director (excluding Mr. Beazer) pursuant to the 1994 Stock Option Plan. All directors receive reimbursement for reasonable out-of-pocket expenses incurred by them in connection with participating in meetings of the Board of Directors and any committees thereof. Other than described in the next succeeding paragraph, no Director otherwise receives any compensation from the Company for services rendered as a Director.

    BRIAN C. BEAZER: For Fiscal Year 1998, the Company paid its Non-Executive Chairman of the Board $162,000 and granted him 10,000 stock options pursuant to the 1994 Stock Incentive Plan. Mr. Beazer received no incentive compensation for Fiscal Year 1998 based upon the performance of the market price of the Company's Common Stock in Fiscal Year 1998. For Fiscal Year 1999, the Compensation Committee of the Board (excluding Mr. Beazer) recommended and the Company has agreed to pay Mr. Beazer $170,000 for his services. In addition, the Company has agreed to pay an amount up to 200% of Mr. Beazer's base compensation based on predetermined criteria relating to, among other things, the performance of the market price of the Company's Common Stock, the total return to the Company's shareholders relative to a selected peer group and his personal commitments to the Company.

2.  APPROVAL OF VALUE CREATED INCENTIVE PLAN

GENERAL

    The proposal for you to vote upon is the approval of the 1999 Value Created Incentive Plan.

SUMMARY

    The Company pays incentive compensation to its corporate executives and certain key employees under our current VCIP. The awards under this plan are made based upon the Company and its operating divisions making operating profit in excess of its cost of capital. The amount of operating profit in excess of cost of capital is referred to as "Value Created".

    Employees participating in the existing VCIP, and proposed 1999 VCIP, each year are paid a set percentage of Value Created and a set percentage of the increase in Value Created over the prior year, referred to as "Incremental Value Created." In addition the same percentages of Value Created and Incremental Value Created are put into a "bank", which may be paid out over three years, based upon future performance. For a more complete description of the 1999 VCIP, see the 1999 VCIP Plan Description below.

RECOMMENDATION

    The Company and its Board of Directors believe that the 1999 VCIP:

    - rewards employees for Company performance that exceeds the Company's cost of capital;

    - rewards profitable growth, through the use of Incremental Value Created;
      and

    - encourages long-term management incentives through the use of the bank.

    THE COMPANY AND ITS BOARD OF DIRECTORS BELIEVE THAT ALL THREE OF THESE OBJECTIVES ARE CONSISTENT WITH THE COMPANY'S FINANCIAL GOALS AND THEREFORE RECOMMEND THAT SHAREHOLDERS VOTE FOR THIS PLAN. PLEASE SEE THE VOTING INSTRUCTIONS ON PAGE 1 OF THIS PROXY STATEMENT FOR INSTRUCTIONS ON HOW TO CAST YOUR VOTE.

1999 VCIP PLAN DESCRIPTION

THE 1999 VCIP AS PERFORMANCE-BASED COMPENSATION

    The Internal Revenue Code of 1986, as amended (the "Code"), generally provides that corporate deductions will be disallowed for annual compensation in excess of $1,000,000 paid to certain executive officers. The Stock Option and Incentive Committee's (formerly the Option Committee) policy is to design and administer the Company's executive compensation program to minimize any loss of tax deductibility, while at the same time ensuring that the Company's compensation program remains competitive. The Company's incentive plans are intended to qualify payments under the plans as "performance-based compensation," which is not subject to the $1,000,000 cap on deductibility.

    The existing VCIP and the 1999 VCIP were designed to align annual cash incentive compensation opportunities with the Company's financial strategy. The Company uses "Value Created," a variation of the economic value financial concept, which measures the Company's ability to generate a return on capital in excess of its weighted average cost of capital for the year, as determined by the Stock Option and

Incentive Committee (currently 14%), as its principal financial measure to evaluate its performance and determine the "annual" cash bonus incentives under the VCIP.

HISTORY OF VCIP

    In Fiscal Year 1997, the Company began compensating certain corporate executives under the existing VCIP. In Fiscal Year 1998 the Company extended the existing VCIP to other members of both corporate and operating management.

    In December 1998, the Stock Option and Incentive Committee of the Board of Directors approved an amended version of the VCIP (the "1999 VCIP") to be used to determine incentive compensation for all executive officers and members of management of the Company for Fiscal Year 1999 and thereafter.

    The Company believes that the 1999 VCIP provides incentive compensation opportunities for superior Company and business unit performance based upon earnings in excess of the Company's cost of capital, a gauge that the Company believes is consistent with its shareholders' objectives.

DEFINITION OF "VALUE CREATED"

    Under the 1999 VCIP, incentive compensation is based upon "Value Created". Value Created is defined as earnings before interest and taxes (EBIT) minus a capital charge. The capital charge is equal to the total capital employed multiplied by an estimate of the weighted average pre-tax cost of capital. The calculation of Value Created is represented below:

    VALUE CREATED = EBIT--(CAPITAL EMPLOYED X WEIGHTED AVERAGE COST OF CAPITAL)

    Value Created may be determined for an individual business unit as well as for the Company as a whole, and can be either positive or negative.

DETERMINATION OF VALUE CREATED INCENTIVE PAYMENTS AND BANK

    At the end of each fiscal year, each participant in the 1999 VCIP would be paid a predetermined percentage of Value Created and a predetermined percentage of the change in Value Created compared to the prior year ("Incremental Value Created"). In the case of Ian McCarthy, the Chief Executive Officer, the predetermined percentages of each of Value Created and Incremental Value Created is 3.0%. Each of such payments is made only if Value Created or Incremental Value Created is positive.

    In addition, each participant has a "bank", which helps determine a portion of the annual bonus. The initial amount in each participant's bank is determined as a set percentage of salary. Each year fifty percent of a set percentage of each of Value Created and Incremental Value Created, if positive, is paid immediately to that participant. The remaining fifty percent of such set percentage of each of Value Created and Incremental Value Created, positive or negative, is put into that participant's bank. The amounts put into the bank may be positive or negative and the bank balance, as a whole, can become negative. At the end of each fiscal year, one-third of the bank is paid out, if the bank is positive after increasing or reducing it by the current year's Value Created and Incremental Value percentages. The remaining balance in the bank is carried forward to the subsequent year to help determine that year's incentive payment, and thus represents a portion of future bonus potential. The bank balance is not vested and is not intended to represent incentive compensation due to employees for past service. The bank is forfeited upon severance, resignation, retirement, death or termination for any reason.

ANNUAL MAXIMUM PAYMENT

    The maximum annual incentive compensation paid out under the 1999 VCIP is determined as a set percentage of the employee's annual salary for that year, provided however that in no event shall the amount paid out to any individual in one fiscal year under the 1999 VCIP, prior to and including the year ending September 30, 2001, exceed $1,500,000. Any excess amount over the maximum remains in the bank.

    Under its terms, the 1999 VCIP will be null and void from its inception unless it is adopted by the Board and approved, in a separate vote, by the affirmative vote of shareholders. Shareholder approval of the 1999 VCIP is necessary to preserve the full deductibility for federal income tax purposes of amounts paid by the Company under such plan. The Stock Option and Incentive Committee believes that the 1999 VCIP is an integral part of a compensation program that provides officers and other key employees of the Company annual and long-term performance incentives that should enhance shareholder value. Nonetheless, if at least a majority of the shareholders does not approve the VCIP, the Stock Option and Incentive Committee may make bonus payments, which may exceed the $1,000,000 cap on deductibility, in whole or in part, to the employees of the Company.

    The following table sets forth for the Named Executives (see "Executive Compensation, Summary Compensation Table") and other eligible persons the benefits to be received under the 1999 VCIP to be acted upon by you with your vote. The amounts shown represent the actual compensation received during the respective period under the existing VCIP which is consistent with those that would have been received if the 1999 VCIP was in place for the periods specified.

                          NEW PLAN BENEFITS--1999 VCIP

                                                                                       FISCAL 1997
                                                                                      DOLLAR VALUE    FISCAL 1998
PARTICIPANTS                                                                             (1)(3)       DOLLAR VALUE
-----------------------------------------------------------------------------------  ---------------  ------------
Ian J. McCarthy....................................................................        --         $    503,780
Michael H. Furlow..................................................................        --    (2)       336,580
David S. Weiss.....................................................................        --              250,640
John Skelton.......................................................................        --              119,256
Peter S. Simons....................................................................        --              114,923
                                                                                           ------     ------------
  Total Named Executives...........................................................        --            1,325,179
Other Corporate and Operating Management (29 persons)..............................        --            3,524,275
                                                                                           ------     ------------
Total..............................................................................        --         $  4,849,454
                                                                                           ------     ------------
                                                                                           ------     ------------

------------------------

(1) For Fiscal Year 1997 Messrs. McCarthy, Weiss, Skelton and Simons participated in the existing VCIP and received no compensation under the VCIP.

(2) Michael H. Furlow was not an employee of the Company during Fiscal Year
    1997.

(3) For Fiscal Year 1997 only the Named Executives except Mr. Furlow participated in the VCIP.

                      BENEFICIAL OWNERSHIP OF COMMON STOCK

    The following table sets forth information as of December 7, 1998 with respect to the beneficial ownership of the Company's Common Stock by individual Directors and nominees for the Board of Directors, executive officers named in the Summary Compensation Table below, and all Directors and executive officers as a group. Except as otherwise indicated, each beneficial owner possesses sole voting and investment power with respect to all shares.

                                                               NUMBER OF COMMON
                                                                    SHARES
                                                                 BENEFICIALLY         PERCENT
NAME OF BENEFICIAL OWNER                                      OWNED (1) (2) (3)   OF OUTSTANDING
------------------------------------------------------------  ------------------  ---------------
Brian C. Beazer
  Non-Executive Chairman of the Board of Directors..........          73,500               1.1%
Ian J. McCarthy
  President, Chief Executive Officer and Director...........         203,891               3.1%
Thomas B. Howard, Jr.
  Director..................................................             500                 *
George W. Mefferd
  Director..................................................          11,000                 *
D. E. Mundell
  Director..................................................          13,000                 *
Larry T. Solari
  Director..................................................          11,500                 *
David S. Weiss
  Executive Vice President, Chief Financial Officer and
    Director................................................          82,916               1.3%
Michael H. Furlow
  Executive Vice President, Chief Operating Officer.........          30,065                 *
John Skelton
  Senior Vice President.....................................          52,189                 *
Peter S. Simons
  Senior Vice President, Corporate Development                        25,118                 *
Directors and Executive Officers as a Group (10 persons)....         503,679              7.74%

------------------------

* Less than 1%

(1) The number of shares for Messrs. Beazer, McCarthy, Weiss, Furlow, Skelton and Simons includes 3,375, 108,375, 32,375, 30,000, 15,375 and 16,000 shares of restricted stock, respectively. All such shares of restricted stock were awarded under the 1994 Stock Incentive Plan. Such shares of restricted stock will vest unconditionally on dates ranging from March 2001 to September 2005 but certain awards may vest earlier based on certain performance criteria. See footnote 3 to "Executive Compensation--Summary Compensation Table" below.

(2) The number of shares for Messrs. McCarthy, Weiss, Furlow, Skelton and Simons does not include the right to receive 20,185, 8,668, 10,199, 4,166 and 6,870 shares of restricted stock, respectively, which each of Messrs. McCarthy, Weiss, Furlow, Skelton and Simons is entitled to receive three years from the award date in lieu of a portion of their respective Fiscal Year 1996 and 1998 cash bonuses. See footnote 1 to "Executive Compensation--Summary Compensation Table" below.

(3) The number of shares for Messrs. McCarthy, Weiss, Furlow, Simons and Skelton includes 919, 1,527, 65, 829 and 839 shares of the Company's Common Stock, respectively, held through the Company's 401(k) plan.

(4) The number of shares for Messrs. Beazer, McCarthy, Mefferd, Mundell, Solari, Weiss, Skelton and Simons includes 50,000, 81,000, 10,000, 10,000, 10,000,
    40,000, 29,000, 8,000 stock options which were fully vested and exerciseable at December 7, 1998.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended requires the Company's executive officers and directors and persons who own more than ten percent of the Company's stock, as well as certain affiliates of such persons, to file initial reports of ownership and changes of ownership with the SEC and the NYSE. These parties are required to furnish the Company with copies of such forms they file. Based solely on a review of the copies of the Section 16(a) forms and amendments thereto received by the Company and on written representations that no other reports were required, the Company believes that all reports required pursuant to Section 16(a) for Fiscal Year 1998 were timely filed by all persons known by the Company to be required to file such reports with respect to the Company's securities.

                             EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

    The Company's Compensation Committee of the Board (the "Committee") in Fiscal Year 1998 consisted of Messrs. Beazer, Howard, Mefferd, Mundell and Solari, none of whom is an employee of the Company. Mr. Beazer is the Non-Executive Chairman of the Company and Chairman of the Committee; however, he is not a member of the Stock Option Committee (renamed the Stock Option and Incentive Committee in Fiscal Year 1999), which in Fiscal Year 1998 consisted of four independent directors, Messrs. Howard, Mefferd, Mundell and Solari. The Stock Option and Incentive Committee has been appointed to administer the Company's 1994 Stock Incentive Plan as well as any other bonus or incentive compensation plans, including the current VCIP. This committee will also administer the 1999 VCIP that is being submitted for shareholder approval. The Committee (excluding Mr. Beazer), also recommends the Committee Chairman's compensation arrangement to the Company.

    The Committee is accountable to the Board of Directors for developing, monitoring and managing the executive compensation programs at the Company. More specifically, the Committee administers cash-based compensation programs for all Management Committee members, which includes all of the executive officers named in the Summary Compensation Table below (the "Named Executives"). The Stock Option and Incentive Committee administers the VCIP and the Stock Incentive Plan, which provides for grants of stock options and other forms of equity and equity-based compensation.

    The Company's compensations programs have been aligned with the Committee's beliefs that:

    - base salaries should be at or below median practices for similar jobs in the homebuilding industry;

    - annual incentive opportunities should represent a significant portion of total cash compensation for executives, and provide meaningful downside risk and upside opportunity for variations in performance from budgets and relative to the Company's peers; and

    - stock incentives should include executive ownership of Company equity as well as ownership of stock options in order to link executives' rewards directly with shareholders' risks and opportunities.

    It is the Committee's further belief that managing a compensation program around these principles will place executives' and shareholders' interests together and enhance the financial returns to the Company's shareholders relative to the group of comparable homebuilding companies (the "Peer Group"), consisting of Centex, D.R. Horton, Hovnanian, Kaufman & Broad, Lennar, Pulte, Ryland, Toll Brothers and U.S. Home. During Fiscal Year 1998, the Committee reviewed the total compensation provided to executives and confirmed that it is consistent with the Company's performance-based principles and competitive practices among the Peer Group. Each component of compensation is described more fully below.

BASE SALARY

    Base salaries for executives are determined by the Committee based on comparisons of industry salary practices for positions of similar responsibilities and size, and on individual and business unit performance as presented by the Committee's Chairman, Mr. Beazer, based upon input from the Chief Executive Officer, Mr. McCarthy (the "CEO"), other than for himself. It is the Committee's objective and practice to set base salaries at levels equivalent to the median (50(th) percentile) salary of comparable jobs in the Peer Group. Effective October 1998, the Committee approved salary increases for the Named Executives, other than the CEO, that ranged from 3.6% to 8.5% and averaged 5.2%.

ANNUAL INCENTIVES--THE VCIP

    See "Matters Being Submitted to a Vote of the Shareholders, Item 2, Approval of 1999 Value Created Incentive Plan" for a full description and discussion of the VCIP.

    Based upon the Company's financial performance, incentive payments under the VCIP in Fiscal Year 1998 were $503,780 to Mr. McCarthy and $821,399 to the other four Named Executives. Such amounts include $141,512 and $328,206, respectively, which was deposited into a bookkeeping account (the "Account") as restricted stock units ("RSUs") issuable in three years, under the Company's Executive Stock Purchase Plan (see below). The number of shares related to these amounts, 8,576 and 19,891, respectively, is based upon a stock price of $16.50 per share, which is a 20% discount from the actual stock price ($20.625 per share) at September 30, 1998.

ANNUAL INCENTIVES--THE ESPP

    In order to promote ownership of the Company's stock by key executives, the Company maintains an Executive Stock Purchase Plan ("ESPP"). Under this program, certain key executives may, at their option, have a portion of their bonuses deposited into the Account as RSUs to purchase shares of the Company's Common Stock at a 20% discount from the closing fair market value of the Company's Common Stock on the date of deposit. Such shares are issuable three years from the date of deposit into the Account. In addition, employees may elect, one year prior to vesting of the RSUs, to defer receipt of such shares.

EQUITY-BASED INCENTIVES

    The Company utilizes two equity-based, longer-term incentive programs: stock options and performance accelerated restricted stock ("PARS"). It is anticipated that grants of stock options will not be made more often than every year and grants of PARS every three years to key executives. Interim grants are made for new executive appointments. During Fiscal Year 1998, an aggregate of 226,000 stock options and 238,000 PARS were granted to members of the Company's management, of which 121,750 stock options and 133,750 PARS were granted to the Named Executives.

    Stock options are granted at 100% of fair market value on the date of grant, fully vest after three years from grant and expire 10 years after grant. PARS are restricted from use or sale for seven years from grant, provided, however, that if the Company's stock price appreciation and dividend payments, if any, reach certain targeted goals, the restrictions can lapse as early as three years (50%) and four years (50%) from the date of grant. Executives who resign from the Company, or are terminated for cause before grants are vested, forfeit their options and PARS.

    Grants of stock options and PARS are based on the Stock Option and Incentive Committee's assessment of competitive practices, past award histories and recommendations from the Company's Non-Executive Chairman of the Board and CEO.

CEO COMPENSATION

    In determining Mr. McCarthy's compensation the Committee considers the Company's financial and non-financial performance, as well as an analysis of Mr. McCarthy's total compensation in relation to other CEOs in the homebuilding industry.

    Mr. McCarthy's base salary at the end of Fiscal Year 1998 was $445,000, which the Company believes was below the median salary level for CEOs in the Peer Group based on publicly available data. In light of this salary relationship and his leadership in positioning the Company for future growth and profitability, the Committee granted Mr. McCarthy a salary increase of 4.5% effective October 1998, raising his annual salary to $465,000, which the Committee recognizes remains below the industry median salary for CEOs in the Peer Group.

    Under the VCIP, Mr. McCarthy receives 3% each of Value Created and Incremental Value Created as a bonus and has the same percentage put into his bank. Based upon the Company's financial performance in Fiscal Year 1998, Mr. McCarthy received $503,780 (of which $141,512 was paid in Company stock under the ESPP) under the VCIP and his ending bank balance was $60,280.

    Mr. McCarthy received 60,000 stock options and72,000 PARS in September 1998. This award was based on the Committee's assessment of competitive practices and past award history regarding long-term compensation awards for the CEO.

    The Committees in 1998 were advised by Watson Wyatt & Company on all of the above mentioned executive compensation issues and in their opinion the measures taken conform with the Company's stated compensation objectives and are competitive when measured against the Company's Peer Group.

TAX DEDUCTIBILITY OF COMPENSATION

    It is the Committee's general policy to consider whether particular payments and awards are deductible to the Company for Federal income tax purposes, along with other factors which may be relevant in setting executive compensation practices. In accordance with recently enacted Federal income tax legislation, beginning in 1994, the Internal Revenue Service limits the deductibility for Federal income tax purposes of certain executive compensation payments in excess of $1 million. During Fiscal Year 1998, the salary, bonus and vesting of restricted stock for Mr. McCarthy exceeded such limitation by $132,478. The Company is evaluating various alternatives to minimize the future impact of this limitation, including soliciting the approval of the shareholders of the 1999 VCIP, as described in "Matters Being Submitted to a Vote of the Shareholders,
Item 2", and will take appropriate action as it determines to be advisable.

                                          Brian C. Beazer
                                          Thomas B. Howard, Jr.
                                          George W. Mefferd
                                          D.E. Mundell
                                          Larry T. Solari

                                          THE MEMBERS OF THE COMMITTEE

                           SUMMARY COMPENSATION TABLE

    The following table sets forth the cash and non-cash compensation for each of the Company's last three fiscal years awarded to or earned by the Company's Chief Executive Officer and four other most highly paid executive officers whose salary and bonus earned in Fiscal Year 1998 for services rendered to the Company exceeded $100,000.

                                                                                              LONG-TERM COMPENSATION
                                                                                          ------------------------------
                                                         ANNUAL COMPENSATION                          AWARDS
                                             -------------------------------------------  ------------------------------
                                                                            OTHER           RESTRICTED      SECURITIES
      NAME AND PRINCIPAL          FISCAL                                   ANNUAL              STOCK        UNDERLYING
           POSITION                YEAR       SALARY     BONUS (1)    COMPENSATION (2)      AWARDS (3)      OPTIONS (#)
------------------------------  -----------  ---------  -----------  -------------------  ---------------  -------------
Ian J. McCarthy:..............        1998   $ 445,000   $ 503,780           --             $ 1,453,500         60,000
  President and Chief                 1997    $425,000      --               --                 --             100,000
    Executive Officer                 1996    $405,000   $ 453,600           --                 --              --

Michael H. Furlow:............        1998   $ 308,959   $ 336,580           --             $   605,625         30,000
  Executive Vice President and
    Chief Operating Officer

David S. Weiss:...............        1998   $ 220,000   $ 250,640           --             $   363,375         18,000
  Executive Vice President and        1997    $210,000      --               --                 --              50,000
    Chief Financial Officer           1996    $200,000   $ 224,000           --                 --              --

John Skelton:.................        1998   $ 183,000   $ 119,256           --             $    95,891          4,750
  Senior Vice President               1997    $183,000      --               --                 --              22,500
                                      1996    $175,000   $ 108,500           --                 --              --

Peter S. Simons:..............        1998   $ 175,000   $ 114,923           --             $   181,688          9,000
  Senior Vice President of            1997    $170,000      --               --                 --              20,000
    Corporate Development             1996    $160,000   $  99,200           --                 --              --


                                  PAYOUTS
                                -----------
      NAME AND PRINCIPAL           LTIP           ALL OTHER
           POSITION               PAYOUTS     COMPENSATION (4)
------------------------------  -----------  -------------------
Ian J. McCarthy:..............      --            $   4,800
  President and Chief               --               $4,800
    Executive Officer               --               $4,500
Michael H. Furlow:............      --            $   4,800
  Executive Vice President and
    Chief Operating Officer
David S. Weiss:...............      --            $   4,800
  Executive Vice President and      --               $4,800
    Chief Financial Officer         --               $4,500
John Skelton:.................      --            $   4,800
  Senior Vice President             --               $4,800
                                    --               $4,500
Peter S. Simons:..............      --            $   4,800
  Senior Vice President of          --               $4,800
    Corporate Development           --               $4,500

------------------------

(1) For Messrs. McCarthy, Furlow, Weiss, Skelton and Simons, includes $141,512, $168,290, $62,660, $29,814 and $67,442, respectively, which was deposited into the Account pursuant to the ESPP in 1998, and $133,400, $0, $56,000, $27,100 and $32,000, respectively, in 1996.

(2) The aggregate amount of certain perquisites and other benefits provided to each of the officers listed above did not exceed 10% of his total annual salary and bonus in any of the years reported and so is not required to be included in the table.

(3) Dollar value based on the closing price per share ($20.1875) of the Company's unrestricted Common Stock on the award date. All shares of PARS will vest unconditionally seven years from the grant date, but could vest earlier if total return to shtockholders of the Company exceeds 15% per year over a rolling three year periods.

(4) Represents matching contributions by the Company under its 401(k) plan.

                                 STOCK OPTIONS

    The following tables summarize option grants and exercises during Fiscal Year 1998 to or by the executive officers named in the Summary Compensation Table above, and the grant date present values of the options held by such persons at the end of Fiscal Year 1998.

OPTION GRANTS FOR FISCAL YEAR 1998 (1)

                                                 PERCENTAGE OF
                               NUMBER OF         TOTAL OPTIONS
                              SECURITIES          GRANTED TO        EXERCISE OR                        GRANT DATE
                          UNDERLYING OPTIONS     EMPLOYEES IN          BASE                          PRESENT VALUE
NAME                            GRANTED        FISCAL YEAR 1998        PRICE       EXPIRATION DATE        (2)
------------------------  -------------------  -----------------  ---------------  ---------------  ----------------
Ian J. McCarthy.........          60,000                26.5%       $   20.1875         9/18/08       $    511,635
Michael H. Furlow.......          30,000                13.3            20.1875         9/18/08            255,818
David S. Weiss..........          18,000                 8.0            20.1875         9/18/08            153,491
John Skelton............           4,750                 2.1            20.1875         9/18/08             40,504
Peter S. Simons.........           9,000                 4.0            20.1875         9/18/08             76,745

------------------------------

(1) All such options were granted on September 18, 1998. No such option is exercisable before September 18, 2001.

(2) Grant date present values were calculated using the Black-Scholes pricing model. The model used by the Company employed the following assumptions: (i) expected volatility of 29.67%; (ii) risk-free rate of return of 5.3%; (iii) dividend yield of 0%; (iv) expected life of 6.5 years; and (v) an annual forfeiture rate of 1.91%. No discount for nontransferability was applied.

AGGREGATED OPTION EXERCISES IN FISCAL YEAR 1998 AND VALUE AT END OF FISCAL YEAR
  1998

                                                                                 NUMBER OF SECURITIES
                                                                                      UNDERLYING           VALUE OF UNEXERCISED IN-
                                                                               UNEXERCISED OPTIONS HELD           THE-MONEY
                                                                                   AT END OF FISCAL        OPTIONS AT END OF FISCAL
                                                                                      YEAR 1998                 YEAR 1998 (1)
                                      SHARES ACQUIRED                         --------------------------  --------------------------
NAME                                    ON EXERCISE        VALUE REALIZED     EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
----------------------------------  -------------------  -------------------  -----------  -------------  -----------  -------------
Ian J. McCarthy...................          --                   --               81,000        160,000    $ 381,250    $    82,500
Michael H. Furlow.................          --                   --               --             30,000       --             13,125
David S. Weiss....................          --                   --               40,000         68,000      171,875         36,000
John Skelton......................          --                   --               29,000         27,250      118,750         14,734
Peter S. Simons...................          --                   --                8,000         29,000       50,000         15,188

------------------------

(1) Represents the difference between the closing price per share of Common Stock on September 30, 1998 ($20.625) as reported by the NYSE and the exercise price of the options.

EMPLOYMENT AGREEMENTS

    The Company has entered into employment agreements (the "Employment Agreements") with each of the executive officers included in the Summary Compensation Table. The Employment Agreements set forth the basic terms of employment for each Executive, including base salary, bonus, and benefits, including benefits to which each Executive is entitled if his employment is terminated for various reasons. Each Employment Agreement is effective for one-year periods and will be extended in each successive year unless earlier terminated by the Company or the Executive or otherwise terminated in accordance with the respective Employment Agreement. In addition, each Employment Agreement contains certain non-competition and confidentiality provisions.

    Generally, if an Executive's employment is terminated by the Company for "cause" (as defined in the Employment Agreements) or as a result of the Executive's incapacity or death, the Executive will be entitled to receive an amount equal to his base salary through the effective date of termination, and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination, including bonus amounts (for the termination reasons described, other than for "cause"), which will be prorated to the date of termination.

    In the event the Executive's employment is terminated for any other reason (including without cause), or by reason of retirement, the Executive will be entitled to receive an amount equal to his base salary for the remainder of the term of his Employment Agreement then in effect, bonus amounts to which the Executive would have been entitled under his Employment Agreement for the remainder of the term of his Employment Agreement (subject to the prior approval of the Compensation Committee of the Board of Directors), and all other amounts to which the Executive may be entitled under his Employment Agreement to the effective date of termination.

SUPPLEMENTAL EMPLOYMENT AGREEMENTS

    Each of the executives included in the preceding Employment Agreement discussion (each a "Designated Executive") has entered into supplemental employment agreements (which in the case of Mr. Furlow is combined with and forms part of his Employment Agreement) (the "Supplemental Employment Agreements"). Each Supplemental Employment Agreement supersedes the terms and provisions of each Designated Executive's Employment Agreement in the event of a Change of Control (as defined in the Supplemental Employment Agreements). The Supplemental Employment Agreements automatically renew every year for a successive two-year period.

    Pursuant to the Supplemental Employment Agreements, the Company will continue to employ the Designated Executive for a period of two years from the date the Change of Control occurs (the "Effective Date"). During this two-year period, the Designated Executive will be entitled to receive an amount approximating his most recent annual base salary ("Annual Base Salary"). In addition, the Designated Executive shall be awarded an annual bonus at least equal to the highest bonus for the last three years ("Annual Bonus").

    If the Designated Executive's employment is terminated by the Company during any period that the Supplemental Employment Agreement is in effect for any reason other than Good Reason (as defined in the Supplemental Employment Agreements) or as a result of the Designated Executive's death or disability, the Designated Executive will be entitled to receive an amount equal to the portion of his Annual Base Salary and Annual Bonus accrued through the effective date of termination and any deferred compensation previously deferred (the "Accrued Obligations") and all other accrued amounts to which the

Designated Executive may be entitled under other Company benefit plans as specified in his Supplemental Employment Agreement.

    If the Designated Executive's employment is terminated by the Company during any period that the Supplemental Employment Agreement is in effect for any reason other than for cause, as a result of the Designated Executive's death or disability or by the Designated Executive for Good Reason, the Designated Executive shall be entitled to receive an amount equal to the sum of (i) the Accrued Obligations; (ii) the product of (A) a multiple ranging from 1.5 to 3.0 and (B) the sum of his Annual Base Salary and Annual Bonus; (iii) certain excess pension benefits; and (iv) all other amounts to which the Designated Executive may be entitled under his Supplemental Employment Agreement. In addition, the Company must provide the Designated Executive and his family certain benefits for a three-year period following the effective date of termination.

                      COMPARATIVE STOCK PERFORMANCE GRAPH

    The graph below compares the cumulative total return on the Company's Common Stock with the cumulative total return of the Standard and Poor's 500 Stock Index and the Standard and Poor's Homebuilding Index for the period beginning February 23, 1994 (the date on which the Common Stock commenced trading on the NYSE) and including each fiscal year end date through September 30, 1998 (assuming the investment of $100 in each vehicle on February 23, 1994 and the reinvestment of all dividends).

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

       COMPARISON OF 55 MONTH CUMULATIVE TOTAL RETURN*
AMONG BEAZER HOMES USA, INC., THE S & P 500 INDEX
AND THE S & P HOMEBUILDING INDEX
DOLLARS
                                                                     BEAZER HOMES USA, INC.    S & P 500        S & P HOMEBUILDING
2/23/94                                                                              100.00       100.00                    100.00
9/94                                                                                  83.57        98.00                     57.44
9/95                                                                                  96.43       127.16                     69.02
9/96                                                                                  82.14       153.02                     71.34
9/97                                                                                 112.50       214.91                    106.57
9/98                                                                                 117.86       234.35                    119.42
*$100 INVESTED ON 2/23/94 IN STOCK OR ON 1/31/94
IN INDEX - INCLUDING REINVESTMENT OF DIVIDENDS.
FISCAL YEAR ENDING SEPTEMBER 30.

                              INDEPENDENT AUDITORS

    Upon the recommendation of the Audit Committee, the Board of Directors has selected the firm of Deloitte & Touche LLP to serve as the Company's independent auditor for the Fiscal Year ending September 30, 1999. Deloitte & Touche LLP served as independent auditor for the Company's Fiscal Year ended September 30, 1998. Representatives of Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

                     PROPOSALS FOR THE NEXT ANNUAL MEETING

    Any proposal by a shareholder to be presented at the next annual meeting of shareholders must be received at the Company's principal executive offices, 5775 Peachtree Dunwoody Road, Suite 200, Atlanta, Georgia 30342, by not later than September 1, 1999.

                                          By Order of the Board of Directors,

                                          /s/ Brian C. Beazer

                                          NON-EXECUTIVE CHAIRMAN OF THE BOARD

Dated: December 23, 1998

[X] Please mark your votes as in this example.                           6669

                            FOR    WITHHOLD AUTHORITY
1. Election of Directors    [ ]           [ ]

For, except vote withheld from the following nominee(s):

________________________________________________________

NOMINEES FOR ELECTION AS DIRECTORS:
Brian C. Beazer, Thomas B. Howard, Jr., Ian J. McCarthy, George W. Mefferd, D.E. Mundell, Larry T. Solari, David S. Weeks.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR Proposal 1 and Proposal 2.

                            FOR    AGAINST    ABSTAIN
2. Approval of 1999 Value   [ ]      [ ]        [ ]
   Created Incentive Plan.

3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

                                PLEASE MARK, SIGN, DATE AND RETURN THIS
                                PROXY CARD USING THE ENCLOSED ENVELOPE.

                                Please sign exactly as your name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by the President or other authorized officer separately stating full name and title. If a partnership, please sign in partnership name by authorized person.

                                ----------------------------------------------

                                ----------------------------------------------
                                SIGNATURE(S)                          DATE

------------------------------------------------------------------------------
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